As filed with the Securities and Exchange Commission on July 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECLIPSE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	46-4812998
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania	16803
(Address of Principal Executive Offices)	(Zip Code)

Eclipse Resources Corporation 2014 Long-Term Incentive Plan

(Full title of the plan)

Benjamin W. Hulburt

Chairman, President and Chief Executive Officer

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

(Name and address of agent for service)

(866) 590-2568

(Telephone number, including area code, of agent for service)

Copies to:

Glen J. Hettinger
Bryn A. Sappington
Fulbright & Jaworski LLP
(a member of Norton Rose Fulbright)
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
(214) 855-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	16,000,000 shares	$24.62	$393,920,000	$50,736.90

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional indeterminable number of shares of Eclipse Resources Corporation’s common stock, par value $0.01 per share (“Common Stock”), that may become issuable pursuant to the adjustment provisions of the Eclipse Resources Corporation 2014 Long-Term Incentive Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $24.62 per share, which is the average of the high and low sales prices of shares of Common Stock on the New York Stock Exchange on July 1, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Eclipse Resources Corporation (the “Company”) will send or give to all participants in the Eclipse Resources Corporation 2014 Long-Term Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1833, as amended (the “Securities Act”). The Company has not filed such document(s) with the SEC, but such documents (along with documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on June 23, 2014, relating to the Company’s Registration Statement on Form S-1 (File No. 333-197674), originally filed with the SEC on May 5, 2014, as amended;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registration Statement on Form S-1 referred to in (a) above; and

(c)	The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A (File No. 001-36511), filed with the SEC on June 19, 2014 (including any amendments or reports filed for the purpose of updating such description).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by of the Delaware General Corporate Law (“DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in the Company’s amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Company’s amended and restated bylaws provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws also contain indemnification rights for the Company’s directors and the Company’s officers. Specifically, the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws provide that the Company shall indemnify the Company’s officers and directors to the fullest extent authorized by the DGCL. Further, the Company may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

The Company has obtained directors’ and officers’ insurance to cover the Company’s directors, officers and some of the Company’s employees for certain liabilities.

The Company has entered into indemnification agreements with each of the Company’s current and future directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The above discussion of Section 145 of the DGCL, the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, the Company’s maintenance of directors’ and officers’ liability insurance and the Company’s indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The information required by this item is set forth on the Exhibit Index that follows the Signature Page to this Registration Statement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania, on July 2, 2014.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Benjamin W. Hulburt and Christopher K. Hulburt, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Benjamin W. Hulburt	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 2, 2014
Benjamin W. Hulburt

/s/ Matthew R. DeNezza	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 2, 2014
Matthew R. DeNezza

/s/ Roy Steward	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 2, 2014
Roy Steward

/s/ Christopher K. Hulburt	Director, Executive Vice President, Secretary and General Counsel	July 2, 2014
Christopher K. Hulburt

/s/ D. Martin Phillips	Director	July 2, 2014
D. Martin Phillips

/s/ Robert L. Zorich	Director	July 2, 2014
Robert L. Zorich

/s/ Douglas E. Swanson, Jr.	Director	July 2, 2014
Douglas E. Swanson, Jr.

/s/ Mark E. Burroughs, Jr.	Director	July 2, 2014
Mark E. Burroughs, Jr.

/s/ Randall M. Albert	Director	July 2, 2014
Randall M. Albert

/s/ Richard D. Paterson	Director	July 2, 2014
Richard D. Paterson

/s/ Joseph C. Winkler, III	Director	July 2, 2014
Joseph C. Winkler, III

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Eclipse Resources Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on June 24, 2014)

4.2	Amended and Restated Bylaws of Eclipse Resources Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on June 24, 2014)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1/A filed with the SEC on June 2, 2014)

4.4	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on June 30, 2014)

4.5	Form of Stockholders Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC June 30, 2014)

4.6	Eclipse Resources Corporation 2014 Long-Term Incentive Plan incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 24, 2014)

5.1*	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered

23.1*	Consent of Fulbright & Jaworski L.L.P. (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Grant Thornton LLP (Eclipse Resources Corporation)

23.3*	Consent of Grant Thornton LLP (Eclipse Resources I, LP)

23.4*	Consent of Grant Thornton LLP (Eclipse Resources-Ohio, LLC)

23.5	Consent of Grant Thornton LLP (Eclipse Resources Operating, LLC)

23.6*	Consent of Netherland, Sewell & Associates, Inc.

24.1 *	Power of Attorney (included on signature page)

*	Filed herewith.